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                  CERTIFICATE OF THE DESIGNATION, PREFERENCES,
                            RIGHTS AND LIMITATIONS OF
                            SERIES C PREFERRED STOCK
                                       OF
                              AMERICAN GROUP, INC.

         American Group, Inc. (hereinafter referred to as the "Corporation" or "Company"), a corporation organized and existing under the laws of the State of Nevada,

         DOES HEREBY CERTIFY:

         That, the Articles of Incorporation of the Corporation authorizes the issuance of 10,000,000 shares of Preferred Stock, $.001 par value per share, and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics of each series to be issued:

         RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Series C Preferred Stock, par value $.001 with a stated value of $800.00 per share ("Preferred Stock"), is hereby authorized and created, said series to consist of up to 9,000 shares ("Original Issue Quantity"). The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

         1.       Dividends on Preferred Stock

                           (a) The holders of Preferred Stock shall be entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. At the sole discretion of the Corporation, the dividends may be paid in cash, or by the in-kind payment of common stock. A cash dividend shall only be made out of funds legally available therefor. If dividends are paid in common stock, the value of the in-kind common stock shall be the Current Market Price (as defined below).

                           (b) Dividends in Kind of Assets or Other Securities. At any time prior to 5 PM EST on April 30, 2002, and in the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock at 5 PM EST on the day immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution. This right to Dividends in Kind of Assets or Other Securities expires at 5 PM EST on April 30, 2002.

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         2.       Conversion of Preferred Stock into Common Stock

                    (a) Time of Conversion. The Preferred Stock is convertible into common stock of the Corporation at any time prior to 5 PM EST on April 30, 2002, at which time the Preferred Stock becomes non-convertible.

                    (b) Conversion Ratio. Where a conversion of Preferred Stock into common stock is to occur, each share of the Preferred Stock to be converted (the "Converted Share") shall be convertible into a number of shares of common stock of the Corporation which bears the same ratio to 90% of the Non- Converted Shares outstanding at 5:00 p.m. prevailing Eastern Time on the day immediately preceding conversion as the Converted Share bears to the total number of shares of Preferred Stock outstanding as of such time and date plus the number of shares of Preferred Stock previously converted. The term "Non-Converted Share" shall mean a share of outstanding common stock other than a share which resulted from any conversion of Preferred Stock. The calculation method described in this paragraph (b) shall be referred to as the "Conversion Ratio." The Conversion Ratio shall be used when, if and as all or any portion of the Preferred Stock is converted from time to time.

                    (c) Conversion Upon Majority Vote. At any time and from time to time, beginning on July 1, 2001 and terminating on April 30, 2002, a vote or a consent may be taken by the then Preferred Stock holders to determine whether to automatically convert all of the then outstanding Preferred Stock into common stock. Such a determination shall be by unanimous consent, or by a vote at any regular or special meeting of the Preferred Stock holders held pursuant to Rule 14A or 14C of the Securities Exchange Act of 1934, as amended, or any similar applicable rule in effect at the time. Upon the unanimous vote of the then outstanding Preferred Stock voting in favor of conversion of the Preferred Stock into common stock, the Preferred Stock shall automatically convert into common stock at the Conversion Ratio.


         3.       Voting

                    (a) Voting for Directors. As a class, and as long as 50% or more of the Original Issue Quantity of shares of the Preferred Stock are outstanding, the Preferred Stock shall have the right to elect three Directors of the Corporation by the class voting of the Preferred
                         Stock. At such time as there are outstanding the quantity of 50% or less shares of the Original Issue Quantity of shares of the Preferred Stock, the right to elect three Directors shall expire.



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                    (b)  No Other Voting for Directors. The Preferred Stock
                         shall not have the right to vote for Directors who are to be elected by the vote of any other class or classes of securities of the Corporation.

                    (c) Other Voting Matters. In all other respects, and at any time prior to 5 PM EST on April 30, 2002, the Preferred Stock shall have the right to vote on any other matters for which there is a vote of common stock of the Corporation, and in such voting, the quantity of votes that may be cast by Preferred Stock shall be the quantity that is calculated as if all of the Preferred Stock had been converted on the record date for the voting, and each share of Preferred Stock may vote its pro rata calculation of common stock of the Corporation. This right to vote on other voting matters expires at 5 PM EST on April 30, 2002.

         4.       Liquidation Rights

                           (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation, an amount equal to $800.00 per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution ("Liquidation Amount").

                           (b) A consolidation or merger of the Corporation (in the event that the Corporation is not the surviving entity) or sale of all or substantially all of the Corporation's assets shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4. In the event of such a liquidation as contemplated by this Section 4(b), the holders of Preferred Stock shall be entitled to receive an amount equal to the greater of the Liquidation Amount or that which such holders would have received if they had converted their Preferred Stock into Common Stock at 5 PM EST on the day immediately prior to such liquidation or winding up (without giving effect to the liquidation preference of or any dividends on any other capital stock ranking prior to the Common Stock).

                           (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock and the 4holders of shares of Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation.

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         5.       Redemption at the Discretion of the Corporation

                  (a) The Corporation at its sole discretion, may redeem any and/or all of the shares of the Preferred Stock as may be outstanding from time to time upon thirty days written notice to holders at a redemption price of $800.00 per share of the Preferred Stock. The written notice shall be delivered by the Corporation to each holder of record of the Preferred Stock, at such holder's address as shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect the Corporation's right to redeem the Preferred Stock.

                          (ii) The Redemption Notice shall contain the following
                               information:

                          (A)  the Redemption Date and the Redemption Price; and

                          (B) the number of shares the Preferred Stock being redeemed.

                                    (iii) Surrender of Certificates. Each holder
                  of shares of the Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears in such certificate(s) and each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of the Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of the Preferred Stock which were not redeemed.

                                    (iv) All shares of the Preferred Stock so
                  redeemed shall have the status of authorized but unissued preferred stock of the Corporation, but such shares so redeemed shall not be reissued as shares of the series of Series C Preferred Stock created hereby.

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         IN WITNESS WHEREOF, AMERICAN GROUP, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by ROBERT CLAIRE, its president, and JOHN STEWART, its secretary, this 24 day of October, 2000.
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AMERICAN GROUP, INC.

                                  By________________________________________
Robert Claire, President

                                  By________________________________________
John Stewart, Secretary

THE STATE OF FLORIDA              ss.
                                  ss.
COUNTY OF BROWARD                 ss.

         BEFORE ME, the undersigned authority, on this day personally appeared Robert Claire, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND AND SEAL of office this 24th day of October, 2000.

         DEAN HELLER              --------------------------------------------
                                  NOTARY PUBLIC IN AND FOR
                                  THE STATE OF FLORIDA

THE STATE OF FLORIDA              ss.
                                  ss.
COUNTY OF BROWARD                 ss.

         BEFORE ME, the undersigned authority, on this day personally appeared John Stewart, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND AND SEAL of office this 24th day of October, 2000.


          DEAN HELLER            --------------------------------------------
                                 NOTARY PUBLIC IN AND FOR
                                 THE STATE OF FLORIDA



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